Exhibit 99.1

Schnitzer Board Declares Quarterly Dividend

PORTLAND, Ore.--(BUSINESS WIRE)--July 28, 2017--The Board of Directors of Schnitzer Steel Industries, Inc. (Nasdaq: SCHN) declared a cash dividend of $0.1875 per common share, payable on August 21, 2017, to shareholders of record on August 7, 2017. Schnitzer has paid a dividend every quarter since going public in November 1993.

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled metal products in the United States with operating facilities located in 23 states, Puerto Rico and Western Canada. Schnitzer has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company's integrated operating platform also includes auto parts stores with approximately 5 million annual retail visits. The Company's steel mini-mill in McMinnville, Oregon produces finished steel products, including rebar, wire rod and other specialty products using recycled metal. The Company began operations in 1906 in Portland, Oregon.

CONTACT:
Schnitzer Steel Industries, Inc.
Investor Relations:
Alexandra Deignan, 646-278-9711
ir@schn.com
www.schnitzersteel.com